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                                                               EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of General Growth Properties, Inc. on Form S-8 of our report dated February 3, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivative instruments and hedging activities in 2001) appearing in the Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2002. We also consent to the incorporation by reference of our report, dated February 3, 2003 relating to the financial statement schedule, which appears in the Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP


Chicago, Illinois
June 5, 2003